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                                 EXHIBIT 10.17

                              EXCESS BENEFIT PLAN
                                       OF
                      ASSOCIATES FIRST CAPITAL CORPORATION
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                              EXCESS BENEFIT PLAN

                                       OF

                      ASSOCIATES FIRST CAPITAL CORPORATION

                                  INTRODUCTION

This Excess Benefit Plan has been authorized by the Board of Directors and is effective as of November 1, 1989 and is amended and restated effective January 1, 1994. The Plan is designed to restore benefits and/or contributions which were or will be limited (i) by application of the limitations imposed on qualified plans by Section 415 and by Sections 401(a)(17) and 414(s) of the Internal Revenue Code of 1986, as amended, or any successor or substitute provisions and (ii) because of deferral of compensation pursuant to the Company's deferred compensation plans.

All benefits payable under this Plan shall be paid out of the general assets of the Company. The Company may establish and fund a trust in order to aid it in providing benefits due under the Plan which shall be a general asset of the Company available to all creditors.

The Plan is intended to constitute both an "excess benefit plan" as such term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974 ("ERISA") and an unfunded deferred compensation arrangement in each case for a select group of management or highly compensated employees and therefore exempt from the requirements of Sections 201, 301, and 401 of ERISA.
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                               TABLE OF CONTENTS

ARTICLE 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     -1-

ARTICLE 2.  PARTICIPATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     -3-

ARTICLE 3.  AMOUNT AND PAYMENT OF ADDITIONAL RETIREMENT BENEFITS  . . . . . . . . . . . . . . . . . .     -4-

ARTICLE 4.  AMOUNT AND PAYMENT OF SUPPLEMENTAL CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . .     -7-

ARTICLE 5.  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     -12-

ARTICLE 6.  AMENDMENT OR TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     -17-

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ARTICLE 1. DEFINITIONS

1.01        "Account" shall mean the account maintained pursuant to Section
            4.03 which reflects all amounts credited to a Participant under
            Section 4.01 gains, losses and earnings thereon.

1.02 "Additional Retirement Benefit" shall mean the annual payments payable under Article 3 of this Plan.

1.03 "Board of Directors" shall mean the Board of Directors of Associates First Capital Corporation.

1.04 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.05        "Committee" shall mean the administrative committee described in
            Article 5 of the Plan.

1.06 "Company" shall mean Associates First Capital Corporation, or any successor by merger, purchase or otherwise, with respect to its employees; or any other affiliated company authorized by the Board of Directors to participate in the Plan.

1.07 "Deferred Compensation" shall mean compensation which has been earned by an Employee, but the actual payment of which has been deferred to a date beyond the year in which it was earned.
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1.08        "Effective Date" shall mean November 1, 1989, except where a different effective date specified with respect to particular provisions.

1.09 "Employee" shall mean any employee of an Employer who occupies a position of senior management with an Employer who has been selected by the Board of Directors, who is participating in the Pension Plan and/or the Savings Plan and whose benefit under the Pension Plan and/or whose contributions (by the employee and by the employer) under the Savings Plan are or have been reduced or limited as the result of (i) the application of Section 415, (ii) the application of Sections 401(a)(17) and 414(s), of the Code or
            (iii) Deferred Compensation.

1.10 "Employer" shall have the meaning as prescribed in the Pension Plan and the Savings Plan.

1.11 "Normal Retirement Date" shall mean the Normal Retirement Date as defined in the Savings Plan and Pension Plan.

1.12 "Participant" shall mean any person included in the Plan as provided in Article 2.

1.13 "Pension Plan" shall mean the Associates First Capital Corporation Pension Plan.


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1.14        "Plan" shall mean the Excess Benefit Plan of Associates First
            Capital Corporation, as described herein or as hereafter amended.

1.15 "Savings Plan" shall mean Associates First Capital Corporation Retirement Savings and Profit Sharing Plan, as amended from time to time or any successor plan.

1.16 "Supplemental Contributions" shall mean the contributions credited under Article 4 of this Plan.

1.17 "Valuation Date" shall mean the date or dates so defined under the Savings Plan.


ARTICLE 2. PARTICIPATION

2.01        Eligibility

(a) Every Employee in the employ of the Company on November 1, 1989 shall become a Participant of the Plan on the Effective Date.

(b) Every other Employee of the Company shall become a Participant of the Plan on the first day of the calendar month coincident with or next following the date he or she becomes an Employee.





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 (c)        Each newly eligible Employee will, as a condition for accruing a benefit under this Plan, complete and file with the Committee such form or forms as may be prescribed by the Committee and furnish any other information or documents required by the Committee within 3O days of becoming eligible to participate in the Plan.

2.02        Termination of Participation

            A Participant's participation in the Plan shall terminate upon the Participant's death or termination of employment with the Company unless a benefit is payable with respect to the Participant, his surviving spouse or his beneficiary under the Pension Plan and/or the Savings Plan and (a) the benefit payable would be reduced or limited as a result of (i) the application of Section 415 of the Code, and (ii) the application of Sections 401(a)(17) and 414(s) of the Code and/or (b) the Employee has Deferred Compensation in the years determining the average compensation for purposes of the Pension Plan.


ARTICLE 3. AMOUNT AND PAYMENT OF ADDITIONAL RETIREMENT BENEFITS

3.01        Amount of Benefit

            The annual amount of Additional Retirement Benefit payable with respect to a Participant under this Plan who is a participant in the Pension Plan shall be:


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            (a)     The monthly retirement benefit that would be payable
                    under the Pension Plan under the applicable election in effect or form of benefit provided thereunder if the limitations of Section 415 of the Code were not applicable and, using compensation without reference to any limitations imposed by Sections 401(a)(17) and 414(s) of the Code and with such compensation computed including for such purposes Deferred Compensation in the periods the compensation was earned without regard to when such Deferred Compensation is paid, less

            (b) the sum of the monthly benefit that is actually payable to the Participant under the Pension Plan under the election in effect or form of benefit provided thereunder, the monthly benefit, if any, that is payable to the Participant under the Supplemental Retirement Income Plan of Associates Corporation of North America and any other contractual retirement benefit payable to the Participant by an Employer not resulting from Deferred Compensation of the Participant. The monthly benefit referred to in the preceding sentence is not intended to include amounts payable from any qualified or non-qualified savings or profit sharing plan, ESOP, stock plan, deferred bonus or salary plan, phantom stock or stock appreciation plan.


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3.02        Payment of the Additional Retirement Benefit Amount

            Payment of the Additional Retirement Benefit shall begin and be made at such time and in such amounts as may be determined in the sole and absolute discretion of the Committee. The Additional Retirement Benefit amount shall be adjusted to reflect the actual form of payment chosen under the Pension Plan and shall be the difference between the hypothetical amount determined under 3.01(a) for the option or manner in which the benefit is payable and the amount which is actually payable as provided in 3.01(b) on an equivalent basis.

3.03        Commencement of Benefit Before Normal Retirement

            If a Participant or beneficiary commences his retirement benefit under the Pension Plan prior to his Normal Retirement Date and the Committee determines to commence the Additional Retirement Benefit on the date payments under the Pension Plan commence, the amount of Additional Retirement Benefit under this Plan shall be reduced in the same manner and to the same extent as the monthly benefit under the Pension Plan to reflect early commencement.


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3.04        Restoration to Service

            If a Participant who retired or otherwise terminated employment with the Company is restored to service, payment of his Additional Retirement Benefit shall cease. Upon his subsequent retirement or termination, his Additional Retirement Benefit shall be recomputed in accordance with the provisions of this Article 3 and shall be reduced by the actuarial equivalent (determined in the same manner as and using the actuarial assumptions and interest rate provided under the Pension Plan) of the Additional Retirement Benefit Payments received, if any.

ARTICLE 4. AMOUNT AND PAYMENT OF SUPPLEMENTAL CONTRIBUTIONS

4.01        Supplemental Contributions

            (a) There shall be credited to an account maintained pursuant to Section 4.03 on behalf of a Participant who is a Participant in the Savings Plan, during each calendar year beginning on or after the Effective Date as to which a Participant has complied with the requirements of Section 4.02, an amount of Supplemental Contributions equal to the Employer contributions that were not made by the Company on behalf of the Participant under Sections 4.5(a) and 4.5(b) of the Savings Plan because of (i) the limitations of
                    Section 415 of the Code and, (ii) the limitations of Sections 401(a)(17) and 414(s) of the Code


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                    and/or because of Deferred Compensation, but in the case of
                    Employer matching contributions under Section 4.5(a) of the Savings Plan, only to the extent the Employee contributions to be matched (i) have been instead credited under this Plan pursuant to Section 4.01(b and (ii) do not exceed 6 percent of a Participant's Compensation for the calendar year. Compensation for this purpose means covered compensation of such Employee as defined in the Savings Plan, but without regard to any limits contained in the Code.

            (b) There shall be credited to an account maintained pursuant to Section 4.03 on behalf of a Participant described in (a) above the amount of Employee contributions that would have been made by the Employee but for (i) the limitations of
                    Section 415 of the Code, (ii) the limitations of Sections 401(a)(17) and 414(s) of the Code and (iii) the deferral of compensation by the Participant, with such compensation being included in the period earned, regardless of when paid. The Employee's salary shall be reduced by the amount of such contributions credited hereunder.

            (c) All contributions under (a) and (b) above shall be credited under this Plan at the same time as the corresponding contribution would have been credited under the Savings Plan.


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4.02        Salary Reduction

            This Section 4.02 shall be effective as of January 1, 1994. No change in the Employee contribution percentage under the Savings Plan subsequent to the beginning of the calendar year for which contributions are to be credited hereunder will be effective under this Plan until the following calendar year. If a Participant changes the Employee contribution percentage under the Savings Plan subsequent to the beginning of the calendar year for which contributions are to be credited hereunder, the Employee contribution percentage in effect under the Savings Plan at the end of the previous calendar year will remain in effect under this Plan. Any Hardship Withdrawal under Section 7.2 of the Savings Plan will cause a Participant to stop receiving credit for contributions under Section 4.01 of this Plan until such time as the Participant is again permitted to make contributions under the Savings Plan. Each Participant receiving a contribution credited to his or her account under Section 4.01 for any calendar year shall be deemed to have agreed irrevocably to a salary for that calendar year reduced by the amount of the contribution to be credited under Section 4.01(b).

4.03        Valuation and Investment of Accounts

(a) The Committee shall maintain, or cause to be maintained, records showing the individual balances of each Participant's Account. However, maintenance of those records and such Accounts shall not require any segregation of the funds or assets of the Company. All


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            amounts credited under this Plan shall constitute a general, unsecured obligation of the Company.

(b) Until June 26, 1994 on each Valuation Date there shall be credited (or debited) to each Participant's Account as of that date the amount of earnings, gains (or losses) which would have been credited (or debited) had the Participant's Account been invested in the investment funds available under the Savings Plan in accordance with his or her investment elections from time to time thereunder. On and after June 27, 1994 on each Valuation Date there shall be credited (or debited) to each Participant's Account as of that date the amount of gains, earnings (or losses) which would have been credited (or debited) had the Participant's Account been invested in the investment funds elected by the Participant pursuant to his investment elections made under this Plan. A Participant may elect for purposes of valuation under this Plan investment elections from the investment options available under the Savings Plan and the election for purposes of valuation under this Plan need not be the same as election under the Savings Plan. Provided, however, if a Participant does not have a right to elect investments as provided in Section 8.2(e) of the Savings Plan, the valuation under this Plan will be the amount of earnings, gains (or losses) that would have been credited (or debited) had the Participant's Account been invested in the Money Market Fund when and as provided in the Savings Plan. Changes in the election shall be made in the same manner as the Savings Plan, i.e., by calling the record keeper, currently Fidelity Investment Management, at the same number provided for the Savings Plan.


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4.04        Vesting

            A Participant shall be vested in any Supplemental Contributions (and earnings thereon) credited to his Account under 4.01(a) of this Plan at the same rate that (or at the same time as) such contributions would have been vested under the Savings Plan, had they been credited or made under such Plan.

4.05        Payment of Supplemental Contributions

(a) Upon a Participant's termination of employment with an Employer, the Company shall pay to the Participant in one lump sum the amount of the Participant's Account, and such payment shall be a complete discharge of the Company's obligation under the Plan with respect to that Participant, unless the Committee shall decide, in its absolute discretion, to pay benefits in some other form and/or at some other time.

(b) Upon the death of a Participant while employed by the Company or following separation from employment but before payment has been completed, the Company shall pay in one lump sum the amount of the Participant's Account to the Participant's beneficiary designated under the Savings Plan, and such payment shall be a complete discharge of the Company's obligation under the Plan with respect to that Participant. Payment shall be made as soon as administratively feasible, unless the Committee shall decide, in its


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            absolute discretion, to pay benefits in some other form and/or at the some other time, in accordance with such uniform rules as the Committee shall establish.

ARTICLE 5. GENERAL PROVISIONS

5.01        Administration

            The administration of this Plan, including but not limited to the exclusive power to interpret and carry out its provisions, is the responsibility of the Committee operating under the Pension Plan, and the provisions of Article 10 of the Pension Plan and Article 10 of the Savings Plan are hereby incorporated by reference.

5.02        Funding

(a) The investment options provided are for valuation purposes only and do not create an actual investment in a mutual fund or a security. However, the balance or value of an Employee's Account shall increase or decrease with earnings, gains or losses to the same extent as if funds as elected by the Participant had been placed in the corresponding investment option in the Savings Plan. All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, unless the provisions of paragraph (b) below are applicable.


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(b)         The Board of Directors may, for administrative reasons, establish a grantor trust for the benefit of Participants participating in the Plan. The assets of said trust will be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

                    (i) The creation of said trust shall not cause the Plan to be other than "unfunded" for purposes of Title I of ERISA;

                    (ii) the Company shall be treated as the "grantor" of said trust for purposes of Sections 671 and 677 of the Code;

                    (iii) said trust agreement shall provide that its assets
                          may be used to satisfy claims of the Company's general creditors in the event of a bankruptcy or insolvency of the Company, provided that the rights of such general creditors are enforceable under federal and state law; and

                    (iv) the trust shall be approved in a ruling obtained from the Internal Revenue Service.


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5.03        No Contract of Employment

            The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant of the Plan.

5.04        Facility of Payment

            In the event that the Committee shall find that a Participant is unable to care for his or her affairs because of illness or accident, the Committee may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he or she resides, and any such payment shall be a complete discharge of the liabilities of the Plan therefor.

5.05        Withholding Taxes

            The Company shall have the right to deduct from each payment to be made under the Plan, or any other amounts owed to or payments made to the Participant, any required withholding taxes, FICA, FUTA or other taxes at the time and in the manner determined by the Company necessary or advisable to comply with its obligation under the Code.


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5.06        Nonalienation

            Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.07        Forfeiture for Cause

            (a) In the event that a Participant shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Participant in his relationship with the Company, all benefits that would otherwise be payable to him or her under the Plan shall be forfeited.

            (b) If a Participant who has left employment with the Company and its affiliates does any act or engages in any occupation or employment which is in competition with or detrimental to the business of the Company, (as determined by the Committee in its sole discretion), such Participant shall be notified by the Company that benefits, under this Plan, if not yet paid, shall be terminated and forfeited unless such competitive and/or detrimental conduct is discontinued within a period of time that has been prescribed by the





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                    Company. In such a case, (i) the benefit payable from this
                    Plan to a Participant shall be suspended (if in pay status) during the prescribed period and, if the competitive and/or detrimental conduct has not ceased prior to the expiration of such period, the Participant shall be deemed to have forfeited his right to a benefit and his benefit payments (if in pay status) shall be terminated on a permanent basis, or (ii) if no further benefits under this Plan remain to be paid, the Company shall be entitled to injunctive and other equitable relief to enforce its rights hereunder. It is understood and agreed that the Company will have no adequate remedy at law. The Participant agrees to be bound by all the terms hereof by accepting the benefits of this Plan.

5.08        Construction

(a) All rights hereunder shall be governed by and construed in accordance with the laws of the State of Texas.

(b)         The masculine pronoun shall mean the feminine wherever appropriate.





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5.09        Benefit Discretionary

            Notwithstanding anything to the contrary contained in any other provision of this Plan, the distribution and payment of benefits, including the timing and manner thereof, under this Plan shall be at the discretion of the Committee.


ARTICLE 6. AMENDMENT OR TERMINATION

The Board of Directors reserves the right to modify or amend, in whole or in part, or to terminate this Plan at any time. However, no modification, amendment or termination of the Plan shall adversely affect the right of any Participant, his surviving spouse or his beneficiary to receive the benefits granted under the Plan by the Company in respect of such Participant as of the date of modification, amendment or termination.

Approved and adopted with the further changes contained herein pursuant to authority granted on April 14, 1994.

Associates First Capital Corporation

By  /s/ J.B. WATTS
   ---------------------------------
       Executive Vice President





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RESOLUTION ADOPTED BY WRITTEN CONSENT OF THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
ASSOCIATES FIRST CAPITAL CORPORATION DATED OCTOBER 16, 1995

APPROVE AMENDMENTS TO EXCESS BENEFIT PLAN

RESOLVED, the Excess Benefit Plan Associates First Capital Corporation ("the Company") is hereby amended to clarify the intent of the Company in contracting with the participants to refrain from certain actions after termination of employment so that Section 5.07 thereof shall read as follows:

            "5.07 Obligations of Participant

            Notwithstanding anything to the contrary in this Plan, no benefit funded by the Company shall be vested and it shall be a continuing requirement that the benefit hereunder be earned by compliance with the following provisions.

            (a) A Participant shall not at any time engage in a crime involving dishonesty or fraud on the part of such Participant in his relationship with the Company, and if convicted of such a crime, all benefits that would otherwise be payable to him or her under the Plan shall be terminated.

            (b) A Participant who has left employment with the Company and its affiliates shall not do any act or engage in any occupation or employment which is in competition with or detrimental to the business of the Company (as determined by the Committee in its sole discretion). If a Participant does any such act or so engage in competition or detrimental conduct, such Participant shall be notified by the Company that benefits, under this Plan, if not yet paid, shall cease and be terminated unless such competitive and/or detrimental conduct is discontinued within a period of time that has been prescribed by the Company. In such case, the benefit payable from this Plan to a Participant shall be suspended (if in pay status) during the prescribed period and, if the competitive and/or detrimental conduct has not ceased prior to the expiration of such period, the Participant shall be deemed to have elected not to receive a benefit and his benefit payments (if in pay status) and all rights to receive a benefit in the future shall be terminated on a permanent basis. The Participant agrees to be bound by all the terms hereof by accepting the benefits of this Plan.

            The foregoing conditions are a fundamental consideration for the promises of the Company in this Plan."

RESOLVED, that participants in the Corporate Annual Performance Plan, the Long Term Performance Plan, the Executive Deferred Salary Plan and the Phantom Stock Appreciation Plan Deferral Agreement shall be entitled to a conversion election with respect to their deferred accounts four times per year on the last day of each March, June, September and December and that for 1995 only the participant shall be entitled to the election currently provided on September 1 and the election on the new quarterly date of September 30. Thereafter the conversion dates shall be quarterly.

FURTHER RESOLVED, that any one of the members of the Compensation Committee is authorized to execute and deliver such amendments, agreements or other writings as may be necessary to carry into effect the foregoing resolutions.